CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Advisor Managed Portfolios and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of 1919 Financial Services Fund, 1919 Maryland Tax-Free Income Fund, and 1919 Socially Responsive Balanced Fund, formerly each a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
October 17, 2023